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                                                                     Exhibit 9.2

                      INSTITUTIONAL SHAREHOLDERS' AGREEMENT

            AGREEMENT (this "AGREEMENT"), dated as of July 31, 2002, by and among WH HOLDINGS (CAYMAN ISLANDS) LTD. (the "COMPANY"), a Cayman Islands company, WHITNEY V, L.P., a Delaware limited partnership, WHITNEY STRATEGIC PARTNERS V, L.P., a Delaware limited partnership (together, "WHITNEY V"), and CCG INVESTMENTS (BVI), L.P., a British Virgin Islands limited partnership, CCG ASSOCIATES-QP, LLC, a Delaware limited liability company, CCG ASSOCIATES-AI, LLC, a Delaware limited liability company, CCG INVESTMENT FUND-AI, LP, a Delaware limited partnership, CCG AV, LLC - SERIES C, a Delaware limited liability company, CCG AV, LLC - SERIES E, a Delaware limited liability company (collectively, "GOLDEN GATE FUND"), WH Investments Ltd., a Cayman Islands company ("INVESTMENTS"), and certain other persons who may, from time to time, become party to this Agreement.

                              W I T N E S S E T H :

            WHEREAS, pursuant to the terms of the Share Purchase Agreement (the "PURCHASE AGREEMENT"), dated as of the date hereof, by and among the Company, Investments, Whitney V and Golden Gate Fund, (A) Whitney V will purchase from the Company certain 12% Series A Cumulative Convertible Preferred Shares, $0.001 par value per share, of the Company (the "PREFERRED SHARES"), (B) Golden Gate Fund will purchase from the Company certain Preferred Shares and (c) Investments will purchase from the Company certain Preferred Shares;

            WHEREAS, as a condition precedent to consummation of the transactions in the Purchase Agreement, each of Whitney V, Golden Gate Fund and Investments are required to duly execute and deliver this Agreement; and

            WHEREAS, each of the Whitney V, Golden Gate Fund and Investments believe that it is in the best interests of the Company and Whitney V, Golden Gate Fund and Investments that provision be made for the continuity and stability of the business and policies of the Company, and, accordingly, desire to make certain arrangements among themselves with respect to the election of directors of the Company and with respect to certain other matters.

            NOW, THEREFORE, in consideration of the premises and of the mutual covenants and obligations hereinafter set forth, the parties hereto hereby agree as follows:

      SECTION 1. DEFINITIONS. As used herein, the following terms shall have the following respective meanings, and all capitalized terms used herein which are not otherwise defined shall have the meaning assigned thereto in the Purchase
Agreement:

            (a) "AFFILIATE" shall mean (i) in the case of an entity, any Person who or which, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, any specified Person and shall include the partners, members or shareholders of such Person for the purposes of any distribution of Shares by an Institution or (ii)



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in the case of an individual, such individual's spouse, children, grandchildren or parents or a trust primarily for the benefit of any of the foregoing.

            (b) "ARTICLES OF ASSOCIATION" shall mean the Amended and Restated Memorandum and Articles of Association of the Company, as amended, as in effect from time to time.

            (c) "BONA FIDE PURCHASER" shall mean any Person (other than a Selling Shareholder's Affiliates) who or which has delivered a good faith written offer to purchase all or any portion of such Shareholder's Shares and shall agree to be bound by and to comply with all applicable provisions of this Agreement and the Shareholders' Agreement.

            (d) "COMMON SHARES" shall mean, collectively, the common shares, $0.001 par value per share, of the Company and any class or series of common shares of the Company authorized after the date hereof, or any other class or series of shares resulting from successive changes or reclassifications of any class or series of common shares of the Company.

            (e) "COST" of a Share shall mean the U.S. dollar amount paid by a Shareholder for such Share.

            (f) "DISPOSE" or "DISPOSITION" (and any derivatives thereof) shall mean (i) a voluntary or involuntary sale, assignment, mortgage, grant, pledge, hypothecation, exchange, transfer, conveyance or other disposition of a Shareholder's Shares, and (ii) any agreement, contract or commitment to do any of the foregoing.

            (g) "GOLDEN GATE" shall mean Golden Gate Private Equity, Inc.

            (h) "INITIAL PUBLIC OFFERING" shall mean the underwritten public offering by the Company or any of its Subsidiaries of its common shares pursuant to a registration statement (other than a registration statement relating solely to an employee benefit plan or transaction covered by Rule 145 of the Securities
Act) that has been filed under the Securities Act and declared effective by the Commission; provided, however, that for this purpose any offering under Rule 144A under the Securities Act or any similar rule or regulation promulgated under the Securities Act shall not be deemed to be an Initial Public Offering.

            (i) "INSTITUTION" shall mean (i) Whitney V and its Affiliates, (ii) Golden Gate Fund and its Affiliates and (iii) any Qualified Transferee of the foregoing Persons.

            (j) "OTHER SHAREHOLDERS" shall have the meaning given to such term in the Shareholders' Agreement and shall include any transferee of Whitney V, Golden Gate Fund or their Affiliates who are not Qualified Transferees.

            (k) "PERMITTED TRANSFEREES" shall mean (i) with respect to Whitney V, (A) Whitney and its Affiliates with respect to a transfer to such Persons and the limited partners, members or shareholders in such entities if Shares are distributed to such Persons, and (B) Golden Gate, Golden Gate Fund and their Affiliates, (ii) with respect to Golden Gate Fund, (A) Golden Gate and its Affiliates with respect to a transfer to such Persons and the limited


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partners, members or shareholders in such entities if Shares are distributed to such Persons, and (B) Whitney, Whitney V and their Affiliates, (iii) with respect to Qualified Transferees, (A) Whitney, Whitney V and their Affiliates and (B) Golden Gate, Golden Gate Fund and their Affiliates, and (iv) with respect to Investments, (A) Whitney, Whitney V and their Affiliates, (B) Golden Gate, Golden Gate Fund and their Affiliates and (C) the Company; provided, however, that in each case such Person shall agree in writing with the parties hereto to be bound by and to comply with all applicable provisions of this Agreement.

            (l) "PERSON" shall mean any individual, partnership, corporation, limited liability company, joint venture, trust, firm, association, unincorporated organization or other entity.

            (m) "PURCHASING SHAREHOLDERS" shall mean Institutions where Institutions may elect to exercise rights of first refusal under Section 3 hereof. However, if Institutions are Selling Shareholders, then such Selling Shareholder shall not be considered a Purchasing Shareholder.

            (n) "QUALIFIED TRANSFEREE" shall mean a transferee of Whitney V, Golden Gate Fund or their Affiliates who holds 5% or more of the Preferred Shares, provided, however, that such Person shall agree in writing with the parties hereto to be bound by and to comply with all applicable provisions of this Agreement and the Shareholders' Agreement.

            (o) "SECURITIES ACT" shall mean the Securities Act of 1933, as amended, or any similar Federal statute, and the rules and regulations thereunder, all as the same shall be in effect at the time.

            (p) "SHARES" shall mean, with respect to any Shareholder, (i) the share capital of the Company, including, without limitation, Common Shares and Preferred Shares, held at any time by such Shareholder, (ii) any option, warrant, or other right held at any time by any Shareholder, exercisable for share capital of the Company, and (iii) any security, including, without limitation, Preferred Shares, held at any time by such Shareholder, convertible or exchangeable for share capital of the Company.

            (q) "SHAREHOLDER" shall mean each Institution and any other Person who agrees in writing to be bound by and to comply with all applicable provisions of this Agreement and the Shareholders' Agreement and all Permitted Transferees thereof.

            (r) "SHAREHOLDERS' AGREEMENT" shall mean the Shareholders' Agreement dated July 31, 2002 among the Company, the Institutions and certain members of management and distributors of Herbalife International, Inc. party to such agreement.

            (s) "SUBSIDIARIES" shall mean, with respect to any Person, a corporation or other entity of which 50% or more of the voting power of the voting equity securities or equity interest is owned, directly or indirectly, by such Person. Unless otherwise qualified, all references to a "Subsidiary" or to "Subsidiaries" in this Agreement shall refer to a Subsidiary or Subsidiaries of the Company or to Subsidiaries thereof.

            (t) "WHITNEY" shall mean Whitney & Co., LLC.


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      SECTION 2. TRANSFER OF SHARES. An Institution may effect a Disposition of any of his, her or its Shares, subject to rights of first refusal and co-sale and other rights provided for in this Agreement, so long as such Disposition would not cause the Company to be required to register its Shares under Section 12(g)(1) of the Securities Exchange Act of 1934, as amended. Any purported Disposition in violation of this Agreement shall be null and void ab initio, and the Company shall not recognize any such Disposition or accord to any such purported transferee any rights as a Shareholder.

      SECTION 3. RIGHT OF FIRST REFUSAL; RIGHT OF CO-SALE.

            (a) If any Institution shall desire at any time to effect a Disposition of Shares ("OFFERED SHARES") and shall receive a purchase offer therefor or the terms of a potential purchase offer therefor from a Bona Fide Purchaser (such offers being hereinafter referred to as a "PURCHASE OFFER"), then such Institution ("SELLING SHAREHOLDER") shall promptly notify the Company and the Purchasing Shareholders of the terms and conditions of such Purchase Offer (which notice shall constitute notice of the Purchase Offer for purposes of Section 3(b) and 3(c) below and shall specify the circumstances under which a Co-Sale Right may be exercised); provided, however, (i) that this Section 3 shall not apply to any Disposition by a Selling Shareholder to its Permitted Transferee, (ii) the Co-Sale Rights set forth in Section 3(c) shall only apply to a Disposition or portion of a Disposition by (A) Whitney V only to the extent that after giving effect to such Disposition the number of Preferred Shares (and/or the number of Common Shares into which such Preferred Shares have been converted) held by Whitney V has an aggregate cost to Whitney V of less than $38.2 million and (B) Golden Gate Fund only to the extent that after giving effect to such Disposition the number of Preferred Shares (and/or the number of Common Shares into which such Preferred Shares have been converted) held by Golden Gate Fund has an aggregate Cost to Golden Gate Fund of less than U.S. $23.4 million and (iii) the right of first refusal in Section 3(b) and the Co-Sale Rights in Section 3(c) shall not apply to a Disposition or portion of a Disposition by Whitney V or Golden Gate Fund subject to the Syndication Right in
Section 4 hereof.

            (b) Upon receipt of such notice of the Purchase Offer, each Purchasing Shareholder shall have the right to elect to purchase, at the price and on the terms stated in such notice, a number of the Offered Shares subject to the Purchase Offer equal to the product obtained by multiplying (i) the aggregate number of Offered Shares covered by the Purchase Offer by (ii) a fraction the numerator of which is the number of Common Shares (calculated on an as-if converted basis) at the time owned by such Purchasing Shareholder, and the denominator of which is the aggregate number of Common Shares (calculated on an as-if converted basis) owned by all Purchasing Shareholders. Such election is to be made by written notice ("NOTICE OF ELECTION") to the Selling Shareholder and to the Company no later than 30 days after receipt by such Purchasing Shareholder of the notice of a Purchase Offer (the "ACCEPTANCE PERIOD"). Each Purchasing Shareholder who elects to exercise its rights under this Section 3 ("ELECTING SHAREHOLDER") shall also have the option, exercisable by so specifying in the Notice of Election, to purchase on a pro rata basis similar to that described above (with respect to all such Purchasing Shareholders electing to purchase such remaining Offered Shares) any remaining Offered Shares covered by the Purchase Offer not purchased by the other Purchasing Shareholders, in which case the Shareholders exercising such further option shall be deemed to


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have elected to purchase such remaining Offered Shares on such pro rata basis, up to the aggregate number of Offered Shares which such Electing Shareholders shall have specified until either (A) no Electing Shareholder shall have elected to purchase any further amount of the Offered Shares or (B) all the Offered Shares have been purchased by the Electing Shareholders.

            (c) If effective acceptances shall not have been received pursuant to Section 3(b) above in respect of all of the Offered Shares subject to the Purchase Offer, then the Selling Shareholder may, at his, her or its election, either (i) sell to the Electing Shareholders pursuant to their elections and sell any remaining Offered Shares subject to the Purchase Offer to the Bona Fide Purchaser, or (ii) rescind the notice of the Purchase Offer, which rescission shall be effected by notice in writing delivered to the Electing Shareholders and to the Company within 10 days after expiration of the Acceptance Period, and keep all, but not less than all, of the Offered Shares subject to the Purchase Offer. In the event that the Selling Shareholder elects to sell any Offered Shares pursuant to the Purchase Offer, pursuant to clause (i) of this (c), the Bona Fide Purchaser and the Electing Shareholders must purchase such Offered Shares no more than 60 days after the end of the Acceptance Period strictly in accordance with the terms and conditions of the Purchase Offer; provided, however, that, in the event that the Selling Shareholder shall so elect to sell Offered Shares to the Bona Fide Purchaser, such Person, as a condition precedent to the purchase of the Offered Shares, or any part thereof, shall subscribe to this Agreement and agree to be bound by all of the terms and conditions hereof, if not already bound. In the event that the Selling Shareholder shall so elect to sell Offered Shares subject to the Purchase Offer to the Bona Fide Purchaser or Electing Shareholders pursuant to clause (i) of this Section 3(c), no such Disposition shall be made unless and until each Purchasing Shareholder who is not an Electing Shareholder (the "ELIGIBLE CO-SALE SHAREHOLDER") shall have been afforded the right (the "CO-SALE RIGHT"), exercisable by such Eligible Co-Sale Shareholder upon written notice to the Company and the Selling Shareholder during the Acceptance Period, to participate in the sale of Offered Shares to the Bona Fide Purchaser at the same time and on the same terms and conditions under which the Selling Shareholder will sell the Selling Shareholder's Offered Shares to the Bona Fide Purchaser. Each such Eligible Co-Sale Shareholder may sell all or any part of that number of Shares held by such Eligible Co-Sale Shareholder equal to the product obtained by multiplying (x) the aggregate number of Offered Shares covered by the Purchase Offer to be sold to the Bona Fide Purchaser by (y) a fraction the numerator of which is the number of Common Shares (calculated on an as-if converted basis) at the time owned by such Eligible Co-Sale Shareholder and the denominator of which is the aggregate number of Common Shares (calculated on an as-if converted basis) owned by all Eligible Co-Sale Shareholders exercising their Co-Sale Right plus the number of Common Shares (calculated on an as-if converted basis) then owned by the Selling Shareholder plus the number of Common Shares (calculated on an as-if converted basis) then owned by all Other Shareholders exercising Tag-Along Rights pursuant to Section 4 of the Shareholders' Agreement. To the extent that Eligible Co-Sale Shareholders participate in the subject sale of Offered Shares hereunder to the Bona Fide Purchaser, the Selling Shareholder shall be required to reduce the number of its Shares included in the Offered Shares to be sold to the Bona Fide Purchaser.

            (d) If the Company so requests, each Eligible Co-Sale Shareholder exercising his, her or its Co-Sale Right shall deliver to the Company, as agent for such Eligible Co-Sale Shareholder, for transfer to the Bona Fide Purchaser one or more certificates, properly endorsed


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for transfer, which represent the number of Shares of which such Eligible
Co-Sale Shareholder is entitled to and elects to Dispose pursuant to this
Section 3. No Disposition of such Shares shall be made on terms and conditions, including the form of consideration, different from those contained in the Purchase Offer unless the Selling Shareholder re-offers the Offered Shares subject to the Purchase Offer to the Shareholders in accordance with this
Section 3.

            (e) The shares represented by the stock certificate or certificates delivered by the Eligible Co-Sale Shareholders to the Company pursuant to
Section 3(d) shall be transferred by the Company to the Bona Fide Purchaser in consummation of the Disposition of the Shares pursuant to the terms and conditions specified in Section 3(a) and the Company shall promptly thereafter remit to each Eligible Co-Sale Shareholder that portion of the Disposition proceeds to which such Eligible Co-Sale Shareholder is entitled by reason of his, her or its participation in such Disposition.

            (f) In the event that a Selling Shareholder shall not have Disposed of all of his, her or its Offered Shares subject to a Purchase Offer within 120 days after the date of the notice given pursuant to Section 3(a), such Selling Shareholder shall not thereafter Dispose of any Shares pursuant to the Purchase Offer or otherwise without first reoffering such Shares to the Purchasing Shareholders in the manner set forth in Section 3 hereof.

            (g) Notwithstanding anything contained in this Section 3 or any notice given hereunder, the provisions of this Section 3 shall be suspended immediately upon the occurrence of any event within the scope of Section 5 of the Shareholders' Agreement.

      SECTION 4. SYNDICATION RIGHTS.

            (a) If Whitney V or Golden Gate Fund shall desire within 12 months of the date hereof to effect a Disposition of Shares ("SYNDICATED SHARES") and shall receive a purchase offer therefor or the terms of a potential purchase offer therefor from a Bona Fide Purchaser (such offers being hereinafter referred to as a "SYNDICATION OFFER"), then such selling Shareholder (the "SELLING FUND") shall promptly notify ("SYNDICATION Notice") the Eligible Fund (as defined below) of the terms and conditions of such Syndication Offer. No shares shall be disposed of pursuant to this Section 4 to the extent clause (ii) of Section 3(a) is applicable to such Disposition. For purposes of this Section 4: (i) "ELIGIBLE FUND" shall mean (A) Gold Gate Fund, where Whitney V is the Selling Fund, and (B) Whitney V, where Golden Gate Fund is the Selling Fund; and
(ii) "BONA FIDE Purchaser" shall not include any employee or distributor of the Company or its Subsidiaries, any Family Member (as defined in the Shareholders' Agreement) of such employee or distributor or any other Person in which an employee, distributor or Family Member has an interest.

            (b) No Disposition subject to the requirements of this Section 4 shall be made to the Bona Fide Purchaser unless and until the Eligible Fund shall have been afforded the right (the "SYNDICATION RIGHT"), exercisable upon written notice to the Selling Fund within 10 days after receipt of the Syndication Notice, to participate in the sale of Shares at the same time and on the same terms and conditions under which the Selling Fund will sell the Syndicated Shares. The Eligible Fund may sell all or any part of that number of Shares held by the Eligible Fund equal to


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the product obtained by multiplying (x) the aggregate number of Syndicated
Shares covered by the Syndication Offer by (y) a fraction the numerator of which is the number of Common Shares (calculated on an as-if converted basis) at the time owned by the Eligible Fund and its Affiliates and the denominator of which is the aggregate number of Common Shares (calculated on an as-if converted basis) owned by Whitney V and Golden Gate Fund and their Affiliates. For purposes of such calculation, Investments shall not be deemed to be an Affiliate of Whitney V or Golden Gate Fund. To the extent that Eligible Funds participate in the subject sale of Syndicated Shares hereunder, the Selling Fund shall be required to reduce the number of its Shares included in Syndicated Shares.

            (c) If the Selling Fund so requests, the Eligible Fund exercising its Syndication Right shall deliver to the Selling Fund, as agent for the Eligible Fund, for transfer to the Bona Fide Purchaser one or more certificates, properly endorsed for transfer, which represent the number of Shares of which the Eligible Fund is entitled to and elects to Dispose pursuant to this Section
4. No Disposition of such Shares shall be made on terms and conditions, including the form of consideration, different from those contained in the Syndication Offer unless the Selling Fund re-offers the Syndicated Shares subject to the Syndication Offer to the Shareholders in accordance with this
Section 4.

            (d) The Shares represented by the share certificate or certificates delivered by the Eligible Fund to the Selling Fund pursuant to Section 4(c) shall be transferred by the Selling Fund to the Bona Fide Purchaser in consummation of the Disposition of the Shares pursuant to the terms and conditions specified in Section 4(a) and the Selling Fund shall promptly thereafter remit to the Eligible Fund that portion of the Disposition proceeds to which the Eligible Fund is entitled by reason of its participation in such Disposition.

      SECTION 5. REPURCHASE RIGHTS UPON CESSATION OF EMPLOYMENT OR DISTRIBUTOR RELATIONSHIP.

            Any right to repurchase Shares by the Institutional Shareholders (as defined in the Shareholders' Agreement) pursuant to Section 6 of the Shareholders' Agreement shall be apportioned pro rata among (based on the number of Common Shares held, on an as-if converted basis, as of the date of determination) the Institutions who are Institutional Shareholders under the Shareholders' Agreement. If any such Institution declines to purchase its pro rata portion, then such portion shall be divided, pro rata, among the other such Institutions.

      SECTION 6. ELECTION OF DIRECTORS.

            If Whitney V or Golden Gate Fund ceases to be an Institutional Shareholder (as defined in the Shareholder's Agreement) and may no longer designate a nominee to serve as a director on the Board of Directors of the Company pursuant to Section 7 of the Shareholders' Agreement, then with respect to the designation of replacements for the directors previously nominated by Whitney V or Golden Gate Fund, the Institutions agree to vote the Shares owned of record or beneficially by them to elect as replacement for the directors previously nominated by Whitney V or Golden Gate Fund at least one nominee from Whitney V, if Whitney ceases to be an Institutional Shareholder, or at least one nominee from Golden Gate Fund, if Golden Gate


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Fund ceases to be an Institutional Shareholder; provided, however, if Whitney V or Golden Gate Fund cease to be a Shareholder, Whitney V or Golden Gate Fund will not be entitled to nominate a director.

      SECTION 7. DURATION OF AGREEMENT. The rights and obligations of each Shareholder under this Agreement shall terminate as to such Shareholder upon the transfer of all Shares owned by such Shareholder in accordance with this Agreement. Upon consummation of an Initial Public Offering, the rights and obligations of each Shareholder under this Agreement shall terminate.

      SECTION 8. REPRESENTATIONS AND WARRANTIES. Each Shareholder represents and warrants to the other Shareholders as follows:

            (a) The execution, delivery and performance of this Agreement by such Shareholder will not violate any provision of law, any order of any court or other agency of government, or any provision of any indenture, agreement or other instrument to which such Shareholder or any of his, her or its properties or assets is bound, or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any such indenture, agreement or other instrument, or result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any of the properties or assets of such Shareholder.

            (b) This Agreement has been duly executed and delivered by such Shareholder and constitutes the legal, valid and binding obligation of such Shareholder, enforceable against such Shareholder in accordance with its terms except as enforceability may be limited by applicable bankruptcy, insolvency, or other similar laws affecting the enforceability of creditors' rights generally and by general principles of equity relating to enforceability.

            (c) The Shares of such Shareholder listed on the Schedule of Purchasers to the Purchase Agreement hereto constitute all the shares of share capital of the Company owned by such Shareholder and, except as set forth in the Purchase Agreement, such Shareholder does not have any right or obligation to acquire any additional shares of share capital of the Company.

            (d) The representations and warranties contained in this Section 8 shall survive the execution and delivery of this Agreement.

      SECTION 9. GOVERNING LAW. This agreement shall be governed by, construed in accordance with, and enforced under, the law of the State of New York applicable to agreements or instruments entered into and performed entirely within such state.

      SECTION 10. JURISDICTION.

            (a) Each party to this agreement hereby irrevocably agrees that the any legal action or proceeding arising out of or relating to this Agreement, the Shares, or any agreements or transactions contemplated hereby may be brought in the courts of the State of New York or of the United States of America for the Southern District of New York and hereby expressly submits to the personal jurisdiction and venue of such courts for the purposes thereof and


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expressly waives any claim of improper venue and any claim that the such courts are an inconvenient forum. Each party hereby irrevocably consents to the service of process of any of the aforementioned courts in any such suit, action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to its address set forth in Section 12 hereof, such service to become effective 10 days after such mailing.

            (b) Each of the Company and the other Shareholders hereby waives its right to a jury trial with respect to any action or claim arising out of any dispute in connection with this Agreement or the Shares, any rights or obligations hereunder or the performance of such rights and obligations. Except as prohibited by law, each of the Company and each of the other Shareholders hereby waives any right it may have to claim or recover in any litigation referred to in the preceding sentence any special, exemplary, punitive or consequential damages or any damages other than, or in addition to, actual damages.

      SECTION 11. BENEFITS OF AGREEMENT. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns, legal representatives and heirs. Any purported Disposition of the Shares in violation of the provisions of this Agreement shall be null and void ab initio.

      SECTION 12. NOTICES. All notices, demands and other communications provided for or permitted hereunder shall be made in writing and shall be by registered or certified first-class mail, return receipt requested, telecopier (with receipt confirmed), courier service or personal delivery:

            (a) if to the Company:

                WH Holdings (Cayman Islands) Ltd.
                c/o M&C Corporate Services Ltd.
                P.O. Box 309GT
                Ugland House
                South Church Street
                Georgetown, Grand Cayman
                Cayman Islands

                Telecopier No.: (345) 949-8080
                Attention:  Alasdair Robertson

            (b) if to Whitney V:

                Whitney V, L.P.
                177 Broad Street
                Stamford, Connecticut 06901
                Telecopier No.:  (203) 975-1422
                Attention:  Daniel J. O'Brien


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                with a copy to:

                Chadbourne & Parke LLP
                30 Rockefeller Plaza
                New York, NY 10112
                Telecopier No.:  (212) 541-5369
                Attention:  Thomas C. Meriam

            (c) if to Golden Gate Fund

                c/o Golden Gate Private Equity, Inc.
                One Embarcadero Center
                Suite 3300
                San Francisco, CA 94111
                Telecopier No.: (415) 627-4501
                Attention:  Jesse Rogers
                with a copy to:

                Kirkland & Ellis
                200 E. Randolph Drive
                Chicago, IL 60601
                Telecopier No.: (312) 861-2200
                Attention:  Gary M. Holihan

or to such other address or addresses as shall have been furnished in writing to the other parties hereto. Each Shareholder agrees, at all times, to provide the Company with an address for notices hereunder.

            All such notices and communications shall be deemed to have been duly given: when delivered by hand, if personally delivered; when delivered by courier, if delivered by commercial overnight courier service; if mailed, five Business Days (as defined in the Purchase Agreement) after being deposited in the mail, postage prepaid; or if telecopied, when receipt is acknowledged.

      SECTION 13. SUBSIDIARY COMPLIANCE. The Company hereby agrees that it shall exercise all voting and other rights and powers available to it to cause each of its Subsidiaries to comply with any and all limitations and restrictions contained in the Articles of Association of the Company relating to the conduct of its business and actions of its Board of Directors.

      SECTION 14. MODIFICATION. Except as otherwise provided herein, neither this Agreement nor any provision hereof shall be modified, changed, discharged or terminated except by the agreement of the Institutions holding 80% of all Shares (on an as-if converted basis) held by all Institutions; provided, however, that no modification or amendment shall be effective to reduce the requirements for the consent of the holders of which is required under this
Section 14.


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      SECTION 15. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement among the undersigned with respect to the subject matter contained herein and supersedes any and all prior agreements or understandings, oral or written, among any or all of the undersigned relating to such subject matter.

      SECTION 16. SIGNATURES; COUNTERPARTS. Telefacsimile transmissions of any executed original document and/or retransmission of any executed telefacsimile transmission shall be deemed to be the same as the delivery of an executed original. At the request of any party hereto, the other parties hereto shall confirm telefacsimile transmissions by executing duplicate original documents and delivering the same to the requesting party or parties. This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

      SECTION 17. SEVERABILITY. If any one or more of the provisions contained in this Agreement, or the application thereof in any circumstance, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired, unless the provisions held invalid, illegal or unenforceable shall substantially impair the benefits of the remaining provisions of this Agreement. The parties hereto further agree to replace such invalid, illegal or unenforceable provision of this Agreement with a valid, legal and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid, illegal or unenforceable provision.

      SECTION 18. INCONSISTENCY. To the extent there is any inconsistency between this Agreement and the Articles of Association then this Agreement shall control and the parties hereto shall agree to amend the Articles of Association only to the extent necessary to eliminate such inconsistency.

            IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

                                      WH HOLDINGS (CAYMAN ISLANDS) LTD.

                                      By:  /s/ Steven E. Rodgers
                                           ------------------------------------
                                           Name: Steven E. Rodgers
                                           Title: President

                                      WH INVESTMENTS LTD.

                                      By:  /s/ Steven E. Rodgers
                                           ------------------------------------
                                           Name: Steven E. Rodgers
                                           Title: President

                                      WHITNEY V, L.P.

                                      By:  Whitney Equity Partners V, LLC,
                                           Its General Partner

                                      By:  /s/ Daniel J. O'Brien
                                           ------------------------------------
                                           Name: Daniel J. O'Brien
                                           A Managing Member

                                      WHITNEY STRATEGIC PARTNERS V, L.P.

                                      By:  /s/ Daniel J. O'Brien
                                           ------------------------------------
                                           Name: Daniel J. O'Brien
                                           Title: Managing Member

                                  CCG INVESTMENTS (BVI), L.P.
                                  CCG ASSOCIATES - QP, LLC
                                  CCG ASSOCIATES - AI, LLC
                                  CCG INVESTMENT FUND - AI, LP
                                  CCG AV, LLC - SERIES C
                                  CCG AV, LLC  - SERIES E

                                  By:    Golden Gate Capital Management, L.L.C.
                                  Its:   Authorized Representative

                                  By:    /s/ Jesse Rogers
                                         --------------------------------------
                                  Name:  Jesse Rogers

                                  Its:   Managing Director


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